Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Westinghouse Solar Appoints Robert F. Kennedy Jr. and Mark Kalow to Board of Directors

Expanded Board Adds Solar Policy and Intellectual Property Horsepower

Campbell, CA, December 7, 2011 (GLOBE NEWSWIRE) – Westinghouse Solar, Inc. (NASDAQ:WEST - News), a designer and manufacturer of solar power systems, today announced the addition of RFK Jr. and Mark Kalow to their Board of Directors, expanding the size of the Board to eight members.

About Robert F. Kennedy, Jr.
Mr. Kennedy, one of the world’s leading environmental advocates and attorneys, serves as chief prosecuting attorney for the Hudson Riverkeeper and president of Waterkeeper Alliance. He is also a clinical professor and supervising attorney at Pace University School of Law’s Environmental Litigation Clinic, and a venture partner in and senior advisor to VantagePoint Capital Partners, the world’s premiere cleantech investment firm.  Mr. Kennedy was named one of Time magazine's “Heroes for the Planet,” and is a New York Times bestselling author.  Mr. Kennedy is a graduate of Harvard University, studied at the London School of Economics, and received his law degree from the University of Virginia Law School. He subsequently attended Pace University School of Law, where he was awarded a Masters Degree in Environmental Law.

“We all know that solar power is healthier, safer, and in many states cheaper in the intermediate and long-term than conventional sources of electricity which squander nonrenewable resources and pollute our air, water, and soil,” Mr. Kennedy notes.  “With the plummeting costs of solar panels globally, we have yet another opportunity to easily increase our energy security while also creating domestic jobs.  I’m proud to be affiliated with Westinghouse Solar and its class leading line of safer, easier to install all-in-one solar systems.”

"Mr. Kennedy shares our enthusiasm for democratizing rooftop solar power – and this enthusiasm is now magnified by the dramatically lower costs for rooftop installations," said Barry Cinnamon, chief executive officer of Westinghouse Solar. "Mr. Kennedy was extremely helpful with corporate partnerships over the past year as he served on our Board of Advisors.  We anticipate even greater accomplishments going forward as we work more closely together to put solar on every sunny rooftop."

About Mark Kalow
Mr. Kalow is a Managing Director at Soquel Group, a consulting firm specializing in Intellectual Property and Business Development; he also serves on the board of directors of Rope Partner, a wind energy service company, LSF Network, an e-marketing services company, Propell Corporation (PROP.OB), a supplier of e-commerce solutions, Dogfish Software, a software services provider, and Pure Depth, Inc., a display technology licensing company.  Mr. Kalow has also served on the Board of Photoworks, Inc., and served as CEO of Live Picture, Inc.  Mr. Kalow holds a Bachelor of Science degree in Management from the Massachusetts Institute of Technology and a Masters in Business Administration with a concentration in financial management from the University of Chicago.  He attended Directors’ College at Stanford Law School, June 2006.

“Westinghouse Solar has done a commendable job developing technology for rooftop solar installations,” said Mr. Kalow.  “Their intellectual property is like a gateway between the commoditized solar panel manufacturers and a virtually untapped market for easy-to-install rooftop systems.”

 “Mr. Kalow has a keen sense for the benefits of proprietary technology, especially in fast growing markets.  His strong background in leveraging patents towards new business opportunities will be very valuable at Westinghouse Solar,” said Barry Cinnamon.

About Westinghouse Solar (NASDAQ:WEST - News)
Westinghouse Solar is a designer and manufacturer of solar power systems. In 2007, Westinghouse Solar pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, originally branded "Andalay", quickly won industry acclaim. In 2009, the company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This first AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. Award-winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7801

Safe Harbor
Statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, operating expense rates, transition expenses, achievement of cashflow and EBITDAS breakeven and profitability, and product introductions and cost reductions in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, uncertainties in the timing of availability of new products from a new supplier, the effectiveness, profitability, and marketability of our new products, our ability to protect and defend proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Westinghouse Solar, Inc. assumes no obligation to update any such forward-looking statements.

Contacts:

Public Relations
Sara Blood
Carmichael Lynch Spong
(612) 375-8563
sara.blood@clynch.com

Investor Relations
Matt Selinger
Genesis Select
(303) 415-0200
mselinger@genesisselect.com